ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

1.

        The name of the corporation is Cousins Properties Incorporated (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.

        Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, as amended, these Articles of Amendment (the “Amendment”) amend the Corporation’s Restated and Amended Articles of Incorporation, as amended (the “Articles of Incorporation”).

3.

        The Amendment is to add the following as a new Article 4.C of the Articles of Incorporation, to set forth the terms, as determined by the Board of Directors of the Corporation, of a series of the Corporation’s Preferred Stock:

C.     7 ¾% Series A Cumulative Redeemable Preferred Stock.

(1)	Designation and Number. A series of Preferred Stock, designated the “7 ¾% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock hereby authorized shall be 4,000,000.

(2)	Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of the Corporation’s common stock and to any other class or series of the Corporation’s capital stock other than any class or series referred to in clauses (b) and (c) of this sentence; (b) on a parity with any class or series of the Corporation’s capital stock, the terms of which specifically provide that such class or series ranks on a parity with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of the Corporation’s capital stock the terms of which specifically provide that such class or series ranks senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. The term “capital stock” shall include all classes and series of preferred and common stock but shall not include convertible debt securities.

      (3)     Dividends.

    (a)        Holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 7 ¾% of the $25.00 liquidation preference per share per annum (equivalent to a fixed annual amount of $1.9375 per share per annum). Such dividends shall be cumulative from the first date on which any shares of Series A Preferred Stock are issued and shall be payable when, as and if declared by the Board of Directors, quarterly in arrears on or before February 15, May 15, August 15 and November 15 of each year commencing on November 15, 2003 (each, a “Dividend Payment Date”), or, if any such day is not a business day, then on the next succeeding business day, but in such a case no interest or additional dividends or other sums shall accrue on the amount so payable from the Dividend Payment Date to such next succeeding business day. The quarterly period between Dividend Payment Dates is referred to herein as a “dividend period” and the dividend which shall accrue in respect of any full dividend period shall be $0.484375 per share regardless of the actual number of days in such full dividend period. The first dividend will be for greater than a full quarter and will cover the period from July 24, 2003 to November 15, 2003. Such dividend and any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors as the record date for the payment of dividends on the Series A Preferred Stock that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

    (b)        No dividends on Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation (i) at such time as the terms and provisions of any contractual agreement of the Corporation, including any agreement relating to its outstanding indebtedness, (1) prohibits such declaration, payment or setting apart for payment, or (2) provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or (ii) if such declaration or payment shall be restricted or prohibited by law.

    (c)        Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not: (i) the terms and provisions of Section C.3(b) above or any agreement relating to the Corporation’s outstanding indebtedness at any time prohibit the then current payment of dividends, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends and (iv) such dividends are declared by the Board of Directors. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

    (d)        Except as provided in Section C.(3)(e) below, no dividends will be declared or paid or set apart for payment, and no distributions will be declared, on any common stock of the Corporation or any series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Corporation’s common stock or in any other class of shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends on the Series A Preferred Stock for all dividend periods ending on or prior to the date of such declaration, payment or setting apart have been, or contemporaneously are, (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

    (e)        When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock which may be in arrears.

    (f)        Except as provided in the immediately preceding paragraph, no dividends (other than in common stock or other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the common stock or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any common stock of the Corporation, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (1) by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or (2) for the redemption, purchase or acquisition by the Corporation of any shares of capital stock that have become Excess Shares pursuant to Article 11 of these Articles of Incorporation) (either such action, an “Event”), unless full cumulative dividends on the Series A Preferred Stock for all dividend periods ending on or prior to the date of the Event have been, or contemporaneously are, (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

    (g)        Any dividend payment made on Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

      (4)     Liquidation Preference.

    (a)        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock then outstanding will be entitled to be paid, out of the assets of the Corporation legally available for distribution to its shareholders after payment or provision for payment of all debts and other liabilities of the Corporation, in cash or property at its fair market value as determined by the Board of Directors, a liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends per share to the date of payment, before any distribution of assets is made to holders of common stock of the Corporation or any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

    (b)        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock of the Corporation shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which such holders of Series A Preferred Stock would otherwise be respectively entitled.

    (c)        After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

    (d)        Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

    (e)        None of (i) the consolidation, combination or merger of the Corporation with or into any other corporation, trust or entity, or of any other corporation, trust or entity with or into the Corporation, (ii) the sale, lease or conveyance of all or substantially all of the assets, property or business of the Corporation, or (iii) any statutory share exchange, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

      (5)     Redemption.

    (a)        Right of Optional Redemption; Application of “Excess Share” Provision. The Series A Preferred Stock shall have no stated maturity date and is not redeemable prior to July 24, 2008. However, for the purpose of ensuring that the Corporation remains a qualified REIT for federal income tax purposes, in accordance with the Articles of Incorporation, outstanding shares of Series A Preferred Stock are at all times, together with all other shares of capital stock of the Corporation held by a shareholder of the Corporation in excess of the specified ownership limitations contained in the Articles of Incorporation, subject in all respects to the provisions of Article 11 of the Articles of Incorporation, including, without limitation, the provisions contained therein regarding Excess Shares.

On and after July 24, 2008, the Corporation, at its option and upon not less than 30 nor more than 60 days’ prior written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section C.(5)(c) below), without interest. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

    (b)        Limitations on Redemption and Repurchase. Unless full cumulative dividends for all past dividend periods on all Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing is subject in all respects to Article 11 of the Articles of Incorporation, including the purchase by the Corporation of Excess Shares, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

Except as specifically prohibited herein, and subject to applicable law, the Corporation may from time to time conduct open market or private purchases of the Series A Preferred Stock or other securities.

    (c)        Payment of Dividends in Connection with Redemption If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in Section C.5(a) above and this Section C.5(c), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which are redeemed.

(d) Procedures for Redemption.

                (i)        Notice of redemption will be (A) given by publication in the New York Times, the Wall Street Journal, or other newspaper of similar general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

                (ii)        In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the aggregate number of shares of Series A Preferred Stock to be redeemed and the number to remain outstanding after the redemption; (D) the place or places where the Series A Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Stock held by such holder to be redeemed.

                (iii)        If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any Series A Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

                (iv)        Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

(v) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

                (A)        the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                (B)        any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

    (e)        Excess Share Provisions. The Series A Preferred Stock is subject to the provisions of Article 11 of the Articles of Incorporation, including, without limitation, the provision for the redemption of Excess Shares.

    (f)        Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed as provided herein shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

      (6)     Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

    (b)        Whenever dividends on any Series A Preferred Stock shall be in arrears for six or more quarterly periods (a “Preferred Dividend Default”), the size of the Board of Directors shall automatically increase by two directors and the holders of such Series A Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock, if any, ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation (“Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such additional members of the Board of Directors (the “Preferred Directors”) (i) at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or the holders of 20% of any other series of such Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and (ii) at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Stock for the past dividend periods shall have been fully declared and paid or declared and a sum sufficient for the payment thereof set aside for payment.

    (c)        If and when all accumulated dividends on the Series A Preferred Stock shall have been declared and paid in full or declared and set aside for payment in full, the holders of the Series A Preferred Stock shall be divested of the voting rights set forth in Section C.(6)(b) hereof (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Director so elected shall terminate. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section C.(6)(b) hereof (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Directors shall each be entitled to one vote per director on any matter. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section C.(6)(b) hereof (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable).

    (d)        So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in Section C.(6)(d)(ii) above, so long as any shares of the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event the Corporation may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof, and provided, further, that (i) any increase in the amount of the authorized common stock of the Corporation or Preferred Stock or the creation or issuance of any other series of common stock of the Corporation or Preferred Stock ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, and (ii) any change to the number or classification of the Board of Directors, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and provided, further, that any amendment to Article 11 of the Articles of Incorporation relating to Excess Shares, the Limit or any other matter described therein of any type or nature shall in no event be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment, any single “Person” may “Own” (each as defined in Article 11 of the Articles of Incorporation prior to or after such amendment) 3.9% of the value of the outstanding shares of capital stock of the Corporation without violating the Limit.

On any matter on which the holders of the Series A Preferred Stock shall be entitled to vote (as provided herein or by applicable law), including any action by written consent, each share of Series A Preferred Stock shall have one vote per share, except that when shares of any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

    (e)        The foregoing voting provisions will not apply, and the Series A Preferred Stock will not be entitled to vote, after any notice of redemption is mailed to the holders and a sum sufficient to redeem the shares of Series A Preferred Stock has been deposited with a bank, trust company or other financial institution under an irrevocable obligation to pay the redemption price of the holders of such Series A Preferred Stock upon surrender of such shares.

(7)	Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except that shares of the Series A Preferred Stock may automatically become Excess Shares in accordance with Article 11 of the Articles of Incorporation in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

4.

        This Amendment was adopted on July 17, 2003.

5.

        This Amendment was duly adopted by the Corporation’s Board of Directors without shareholder approval, as such approval was not required.

        IN WITNESS WHEREOF, Cousins Properties Incorporated has caused these Articles of Amendment to be executed and sealed by its duly authorized officer this 22nd day of July, 2003.

COUSINS PROPERTIES INCORPORATED By: /s/ James A. Fleming James A. Fleming Senior Vice President [Corporate Seal]

ARTICLES OF AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

        Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

        1.      The name of the corporation is Cousins Properties Incorporated (the “Corporation”).

        2.      Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Incorporation amend the Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Amendment”). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on May 4, 1999.

        3.      The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby further amended by amending paragraph A. to Article 4 to increase the number of shares of Common Stock, $1 par value per share, authorized for issuance from 50 million to 150 million shares. Paragraph A. to Article 4 shall hereafter read in its entirety as follows:

“A.	The Corporation shall have the authority to issue 150 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.”

        IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Articles of Amendment to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 9th day of August, 1999.

COUSINS PROPERTIES INCORPORATED
[CORPORATE SEAL]
By: /s/ Tom G. Charlesworth Name: Tom G. Charlesworth Title: Senior Vice Pres
Attest:
By: /s/ Jack A. Lahue Name: Jack A. Lahue Title: Asst. Secretary

ARTICLES OF AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

        Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

        1.        The name of the corporation is Cousins Properties Incorporated (the “Corporation”).

        2.        Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation amend the Restated Articles of Incorporation of the Corporation (the “Articles of Amendment”). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on April 21, 1998.

        3.        The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby further amended by adding the following paragraph F. to Article 11:

“F.	Nothing in these Articles of Incorporation shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange.”

        IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Articles of Amendment to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 12 day of May, 1998.

COUSINS PROPERTIES INCORPORATED
[CORPORATE SEAL]
By: /s/ Daniel M. DuPree President and Chief Operating Officer
Attest:
By: /s/ Tom G. Charlesworth Secretary

ARTICLES OF RESTATEMENT AND AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

        Cousins Properties Incorporated, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

        1.        The name of the corporation is Cousins Properties Incorporated (the “Corporation”).

        2.        Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation restate and amend the Restated Articles of Incorporation of the Corporation (the “Articles of Restatement and Amendment”). These Articles of Restatement and Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on April 29, 1997.

        3.        The Restated Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby restated and further amended to read in their entirety as follows:

RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

1.

The name of the Corporation is:
COUSINS PROPERTIES INCORPORATED

2.

        The Corporation shall have perpetual duration.

3.

        The purposes of the Corporation shall be to engage in and carry on the businesses of buying, leasing and otherwise acquiring lands and interests in lands of every kind and description and wheresoever situated; buying, leasing and otherwise acquiring and constructing and erecting, or contracting for the construction and erection of buildings and structures in and on said lands for any uses or purposes; holding, owning, improving, developing, maintaining, operating, letting, leasing, mortgaging, selling or otherwise disposing of such property or any part thereof; equipping, furnishing and operating apartments, apartment houses, hotels, apartment hotels, restaurants, office buildings, shopping centers, warehouses or any other buildings or structures of whatsoever kind; to loan its funds to any person, firm or corporation, either with or without security; and to conduct any other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

4.

(A)	The Corporation shall have the authority to issue 50 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

(B)	The Corporation shall have the authority to issue 20 million shares of Preferred Stock, $1.00 par value per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment that are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series (provided, however, that no such issuance or designation shall result in any holder of shares of Common Stock being in violation of the Limit provided for in Article 11.A.(1) or any Prior Owner being in violation of Article 11.A.(3), as applicable, or otherwise resulting in the Corporation failing to qualify as a REIT). Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(1)	the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(2)	whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(3)	the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund or otherwise;

(4)	whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class, classes or series, or any other security, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(5)	whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(6)	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(7)	restrictions on transfer to preserve the status of the Corporation as a REIT; and

(8)	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

5.

        Shares of stock of the Corporation may be issued by the Corporation for such consideration as shall be fixed from time to time by the Board of Directors.

6.

        No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the Corporation.

7.

        Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

8.

        The Corporation shall have the full power to purchase and otherwise acquire, and dispose of its own shares and securities granted by the laws of the State of Georgia. Shares of the Corporation’s Common Stock acquired by the Corporation shall be treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

9.

(C)	In addition to any affirmative vote required by law, by any other provision of these Restated and Amended Articles of Incorporation or by the Bylaws of the Corporation,

(1)	any merger or consolidation of the Corporation with or into any other corporation;

(2)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation;

(3)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

(4)	any reclassification of securities of the Corporation or recapitalization or reorganization of the Corporation; shall require the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Common Stock of the Corporation.

(D)	Any amendment of or addition to these Restated and Amended Articles of Incorporation or the Bylaws of the Corporation which would have the effect of amending, altering, changing or repealing this Article shall require the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Common Stock of the Corporation.

10.

        No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended. Neither the amendment nor repeal of this Article 10 nor the adoption of any provision of these Restated and Amended Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a Director of the Corporation existing immediately prior to such amendment, repeal or adoption.

11.

(E)	So long as the Corporation desires to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the terms and provisions of this Article,

(1)	After December 31, 1986, shares of stock of the Corporation shall not be transferable to any Person (as defined in C., below) if such transfer would cause such person to be the Owner (as defined in C., below) of more than 3.9% in value of the outstanding shares, which shall include both Common Stock and Preferred Stock, of the Corporation (the “Limit”). After December 31, 1986, any transfer of shares either (a) on the books of the Corporation or (b) between stockholders or (c) among accounts of a record stockholder (each of (a) (b) and (c) is referred to as a “Record Transfer”) which would cause an accumulation of shares by any Person in excess of the Limit and therefore violate the prohibition of this A.(1), shall be void, and the intended beneficial transferee (the “Record Transferee”) of such shares shall acquire no rights in such shares.

(2)	Except for Persons who were Owners of shares in excess of the Limit as of the close of business on December 31, 1986 (“Prior Owners”), no Person shall at any time be the Owner of shares in excess of the Limit. The Board of Directors, in the exercise of its sole and absolute discretion, may exempt from the operation of A.(1) and A.(2) certain specified shares of stock of the Corporation proposed to be transferred to a Person who has provided the Board of Directors with such evidence, undertakings and assurances as the Board of Directors may require that such transfer to such Person of the specified shares of stock will not prevent the continued qualification of the Corporation as a REIT under the Code and the regulations thereunder. The Board of Directors may, but shall not be required to, condition the grant of any such exemption upon the obtaining of an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares, or such other assurances as the Board of Directors may deem to be satisfactory.

(3)	After the close of business on December 31, 1986, no Prior Owner shall at any time become the Owner of any shares not Owned as of the close of business on December 31, 1986, except for shares received pursuant to pro rata stock splits, stock dividends or similar transactions, shares acquired pursuant to stock plans approved by the shareholders of the Corporation and shares acquired from a Person whose shares are attributed to such Prior Owner for purposes of determining whether the Corporation satisfies the requirement imposed on REITs under Section 856(a)(6) of the Code; provided, however, that a Prior Owner may become the Owner of shares not Owned as of the close of business on December 31, 1986 and not acquired in accordance with the first clause of this sentence (collectively, “Additional Shares”) if immediately after the transaction in which such Prior Owner becomes the Owner of such Additional Shares, such Prior Owner will not Own a percentage of the value of the outstanding shares, which shall include both Common Stock and Preferred Stock, of the Corporation greater than the percentage of the value of the outstanding shares of the Corporation Owned by such Prior Owner as of the close of business on December 31, 1986, excluding, for the purpose of calculating such Prior Owner’s Ownership percentage after such transaction, shares acquired by such Prior Owner since December 31, 1986 in transactions permitted under the first clause of this sentence. Any Record Transfer which would result in a transfer of shares to a Prior Owner after December 31, 1986, in violation of this A.(3), shall be void, and the Record Transferee shall acquire no rights in such shares.

(4)	If, notwithstanding the provisions hereof at any time after December 31, 1986, there is a Record Transfer in violation of the provisions hereof to a Person which, absent the prohibitions in A.(1), would have become an Owner of shares of the Corporation in excess of the Limit, or there is a Record Transfer in violation of the provisions hereof to a Prior Owner after December 31, 1986, which, absent the prohibitions of A.(3), would have resulted in a Prior Owner becoming the Owner of shares not Owned as of the close of business on December 31, 1986, those shares of the Corporation which are a part of the most recent Record Transfer and which are in excess of the Limit or are to or for the benefit of a Prior Owner after December 31, 1986, as the case may be, including for this purpose shares deemed Owned through attribution, shall constitute “Excess Shares.”

(5)	Excess Shares shall have the following characteristics:

(a)	Excess Shares shall be deemed to have been transferred to the Corporation as trustee (the “Trustee”) of a trust (the “Trust”) for the exclusive benefit of such Person or Persons to whom the Excess Shares shall later be transferred pursuant to (b) or (e) below;

(b)	Subject to the Corporation’s rights described in (e) below, an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the Record Transferee as a result of the Record Transfer that is void under A.(1) or A.(3) shall be freely transferable by the Record Transferee (i) at a price which does not exceed the price paid by the Record Transferee for the Excess Shares in connection with the Record Transfer, or (ii) if the shares become Excess Shares in a transaction otherwise than for value (e.g. by gift, devise or descent) at a price which does not exceed the Market Price on the date of the Record Transfer (in either case, the “Record Transfer Price”), provided, however, that the Excess Shares held in the Trust attributable to the Record Transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust. Upon such transfer, the Excess Shares attributable to the Record Transferee shall be removed from the Trust and transferred to the transferee of the interest in the Trust and shall no longer be Excess Shares, and the Record Transferee’s interest in the Trust shall be extinguished;

(c)	Excess Shares shall not have any voting rights, and shall not be considered for the purpose of any stockholder vote or determining a quorum at the annual meeting or any special meeting of stockholders, but shall continue to be reflected as issued and outstanding stock of the Corporation;

(d)	No dividends or other distributions shall be paid with respect to Excess Shares; any dividends paid in error to a Record Transferee prior to the discovery by the Corporation that the Record Transfer is void under A.(1) or A.(3) will be payable back to the Corporation upon demand; and

(e)	Excess Shares shall be deemed to have been offered for sale to the Corporation or its designee at the lesser of the Record Transfer Price or the Market Price on the date of acceptance of the offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days from (i) the date of the Record Transfer which, absent the provisions of A.(1) or A.(3), would have made the Record Transferee the holder of Excess Shares, if the Corporation has been given notice pursuant to B.(2) that such Record Transfer creates Excess Shares as of the date of such Record Transfer or (ii) the date the Board of Directors determines in good faith that a Record Transfer which, absent the provisions of A.(1) or A.(3), would have made the Record Transferee the holder of Excess Shares has taken place, if the Corporation does not receive such notice pursuant to B.(2). Prior to any transfer of an interest in the Trust pursuant to A.(5)(b), notice of the transfer must be given to the Corporation by the Record Transferee, and the Corporation must (i) waive in writing its right to accept the offer described in this A.(5)(e) and (ii) make a good faith determination that the Excess Shares held in the Trust attributable to the Record Transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust.

(6)	If, notwithstanding the provisions of A.(1) and A.(3), (i) any Person acquires shares in excess of the Limit or (ii) any Prior Owner acquires additional shares after December 31, 1986, in violation of the provisions hereof, and the Corporation would have qualified as a REIT but for the fact that more than 50% in value of its shares are held by five or fewer individuals in the last half of the taxable year in violation of the requirements of the Code, then that Person, and any legal entities which constitute that Person, shall be jointly and severally liable for and shall pay to the Corporation, on an after-tax basis, an amount equal to all taxes, penalties and interest imposed, and all costs (plus interest of 15% per annum from the date such costs are incurred) incurred by the Corporation, as a result of the Corporation losing its REIT qualification (the “Indemnity”). For purposes of the preceding sentence, the amount of taxes shall include the taxes that would be payable if the Corporation, immediately after losing its REIT qualification, sold all of its properties for cash at their fair market value (“Built-In Gain Tax”), regardless of whether the Corporation actually engages in any such sales. Should the loss of REIT qualification occur as described above, then the Corporation may seek to have its qualification restored for the next taxable year, but shall not be required to do so. If the Corporation is unable to requalify for the succeeding year as a result of the prohibited share acquisitions, the Indemnity shall be applicable until the Corporation is again able to elect to be taxed as a REIT. Even if the Corporation is again able to elect to be taxed as a REIT, however, the Indemnity shall nevertheless include the full amount of the Built-In Gain Tax, even if the Corporation is allowed to pay any such taxes at the time any properties are sold during the ten-year period following the Corporation’s requalification as a REIT. If more than one Person has acquired shares in excess of the Limit or is a Prior Owner who has improperly acquired additional shares after December 31,1986, prior to or at the time of the loss of REIT qualification, then all such Persons and Prior Owners, together with all legal entities which constitute any of them, shall be jointly and severally liable, with right of contribution, for the Indemnity. However, the foregoing sentence shall not require that the Corporation proceed against any one or several of such Persons or Prior Owners or the legal entities which constitute them.

(7)	All certificates evidencing ownership of shares of the Corporation shall bear a conspicuous legend describing the restrictions set forth in this Article. Stickers bearing such legend will be distributed to record holders of shares of the Corporation’s Common Stock within 30 days after the effective date of this Article 11. Such stickers shall be affixed by the holders to the certificates evidencing ownership of their shares.

B. (1)	If the Board of Directors or its designees shall at any time determine in good faith that a Record Transfer has taken place in violation of A.(1) or A.(3) or that a Person intends to acquire or has attempted to acquire Ownership of any shares of the Corporation in violation of A.(1) or A.(3), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such transfer or acquisition, including but not limited to refusing to give effect to such transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such transfer or acquisition.

(2)	Any Person who acquires or attempts to acquire shares in violation of A.(1) or A.(3), or who becomes the Record Transferee of shares which, under A.(4), become Excess Shares in the hands of that Person, is obliged immediately to give written notice thereof to the Corporation and to give to the Corporation such other information as the Corporation may reasonably require of such Person (a) with respect to the Ownership of outstanding shares held directly or by attribution by such Person, and (b) such other information as may be necessary to determine the Corporation’s status under the Code.

(3)	The Corporation has the right to request information similar to that described in (2) immediately above if it determines, in good faith, that a Person is attempting to acquire shares in violation of A.(1) and A.(3) or that a Record Transfer has been made which has resulted in Excess Shares.

C.	For the purpose of the determination to be made under this Article,

(1)	A Person shall be considered to “Own”, be the “Owner” or have “Ownership” of shares if he is treated as owner of such shares for purposes of determining whether the Corporation satisfies the requirements imposed on REITs under Section 856(a)(6) of the Code.

(2)	“Person” includes an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501 (c)(17) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Corporation’s common stock for a period of seven days following the purchase by such underwriter of the Corporation’s common stock. “Person” does not include an organization that qualifies under Section 501(c)(3) of the Code that is not a private foundation within the meaning of Section 509(a) of the Code.

(3)	“Market Price” for Excess Shares shall be the average of the high and low prices as reported on the New York Stock Exchange composite tape if the shares are listed or admitted for trading on the New York Stock Exchange, or as reported by The Nasdaq Stock Market if the shares are designated as national market system securities and are not listed or admitted for trading on the New York Stock Exchange, for the trading day immediately preceding the relevant date.

(4)	In the case of an ambiguity in the application of any of the provisions of (1) and (2) above, the Board of Directors or a committee thereof shall have the power to determine for purposes of this Article on the basis of information known to it (i) whether any Person Owns shares, (ii) whether any two or more individuals, corporations, partnerships, estates, trusts, associations or joint stock companies or other entities constitute a Person, and (iii) whether any of the entities of (ii) above constitute a group.

D.	If any provision of this Article or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

E.	Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT under the Code.

        IN WITNESS WHEREOF, Cousins Properties Incorporated has caused these Restated and Amended Articles of Incorporation to be executed, its corporate seal to be affixed, and its seal and execution thereof to be attested, all by its duly authorized officers this 5th day of May, 1997.

COUSINS PROPERTIES INCORPORATED
[CORPORATE SEAL]
By: /s/ Daniel M. DuPree President
Attest
By: /s/ Tom G. Charlesworth Secretary